UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2009

First Financial Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17122	57-0866076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

34 Broad Street, Charleston, South Carolina	29401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number (including area code): (843) 529-5933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On September 21, 2009, First Financial Holdings, Inc. (“First Financial” or “Company”) announced that it expects to offer and sell approximately $50 million of common stock in an underwritten public offering. The offer and sale would be made pursuant to the Company’s shelf registration statement on Form S-3, filed with the Securities and Exchange Commission (“SEC”) on October 24, 2008, and amended on December 30, 2008. Sandler O’Neill + Partners, L.P. is serving as sole book-running manager of the offering, and Keefe, Bruyette & Woods, Scott & Stringfellow, LLC and FIG Partners, LLC are serving as co-managers. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any.

A copy of the press release is attached as Exhibit 99.1 to this Report.

Item 8.01	Other Events

Recent Developments

The prospectus supplement filed in connection with the Offering disclosed the following under “Recent Developments.”

Internal Stress Test

In May 2009, the Federal Reserve Board announced the results of the Supervisory Capital Assessment Program, or the “SCAP,” commonly referred to as the “stress test,” of the near-term capital needs of the 19 largest U.S. banks. Although we were not subject to the Federal Reserve review under the SCAP, we conducted our own internal analysis of First Federal Savings and Loan Association of Charleston’s (“First Federal”) capital position, using many of the same methodologies of the SCAP, but applying underlying economic assumptions relating to potential losses that we believed to be more appropriately tailored to reflect the composition of First Federal’s loan portfolio. Therefore, certain of those economic assumptions were more optimistic than the assumptions used by the 19 largest banks under the SCAP methodology.

In conducting the internal stress test, we determined our losses over a two-year period based on specific loan portfolio components and compared the total estimated loss exposure to the estimated resources available to cover the losses, notably loan loss reserves, future earnings and existing capital. Following completion of this offering and assuming all of the net proceeds of the offering and a portion of the capital of First Financial are contributed to First Federal, First Federal would be well-capitalized under the “more adverse” scenario of the SCAP. At June 30, 2009, we had approximately $50.0 million of liquid assets at First Financial.

Selected Investor Presentation

The slides attached as Exhibit 99.2 hereto and incorporated by reference in this Item 8.01 have been excerpted from an investor presentation used by the Company in connection with the offering.

Risk Factors

In the prospectus supplement filed in connection with the Offering, the Company has revised certain risk factors it previously disclosed in its Form 10-K for the year ended September 30, 2008 and in its Forms 10-Q for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009, and has added certain new risk factors. The risk factors included in the prospectus supplement are set forth below.

Risks Associated with Our Business

The current economic recession in the market areas we serve may continue to adversely impact our earnings and could increase our credit risk associated with our loan portfolio.

Substantially all of our loans are to businesses and individuals in the states of South Carolina and North Carolina. A continuing decline in the economies of our primary market areas of Charleston, Dorchester, Berkeley, Georgetown, Horry, Florence and Beaufort counties in South Carolina and Brunswick, Pender and North Hanover counties in North Carolina, could have a material adverse effect on our business, financial condition, results of operations and prospects. In particular, South Carolina and North Carolina have experienced substantial home price declines and increased foreclosures and have experienced above average unemployment rates.

A further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have a materially adverse impact on our business, financial condition and results of operations:

•	loan delinquencies, problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	collateral for loans made may decline further in value, in turn reducing customers’ borrowing power, reducing the value of assets and collateral associated with existing loans; and

•	the amount of our low-cost or non-interest bearing deposits may decrease.

Our business may be adversely affected by credit risk associated with residential property.

At June 30, 2009, $929.7 million, or 34.9% of our total loan portfolio, was secured by one-to four-family residential real property. This type of lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations. The decline in residential real estate values due to the downturn in the housing market has reduced the value of the real estate collateral securing the majority of our loans held for investment and has increased the risk that we will incur losses if borrowers default on their loans. At June 30, 2009, $395.0 million, or 14.8% of our loan portfolio, consisted of home equity loans, and the risks associated with these loans, including the risk of higher rates of deficiency and defaults, will continue to increase if housing prices continue to decline. Continued declines in both the volume of real estate sales and the sales prices coupled with the current recession and the associated increases in unemployment may result in higher than expected loan delinquencies or problem assets, a decline in demand for our products and services, or lack of growth or a decrease in deposits. These potential negative events may cause us to incur losses, adversely affect our capital, and damage our financial condition and business operations. These declines may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified.

Our real estate construction and land acquisition or development loans are based upon estimates of costs and the value of the complete project.

We make real estate construction loans to individuals and builders, primarily for the construction of residential properties. We originate these loans whether or not the collateral property underlying the loan is under contract for sale. At June 30, 2009, construction loans totaled $104.2 million, or 3.91% of our total loan portfolio, of which $56.8 million were for residential real estate projects. Approximately $21.4 million of our residential construction loans were made to finance the construction of owner-occupied homes and are structured to be converted to permanent loans at the end of the construction phase. Land loans, which are loans made with land as security, totaled $306.7 million, or 11.5%, of our total loan portfolio at June 30, 2009. Land loans include raw land, residential lot financing primarily for individuals, land acquisition and development loans and loans secured by land used for business purposes. In general, construction, and land lending involves additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project as well as the estimated cost of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential real estate market, property values have become more difficult to determine than they have historically been. Construction loans and land acquisition and development loans often involve the disbursement of funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property or refinance the indebtedness, rather than the ability of the borrower or guarantor to repay principal and interest. These loans are also generally more difficult to monitor. In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk than construction loans to individuals on their personal residences. At June 30, 2009, $35.4 million of our residential construction loans were for speculative construction loans. Approximately $7.4 million, or 13.0%, of our total residential real estate construction loans were non-performing at June 30, 2009.

Our mobile home loans are of higher risk than our other residential loans.

We have a significant portion of our loan portfolio in mobile home loans which we also refer to as manufactured home loans. As of June 30, 2009, mobile home loans totaled $238.5 million, or 9.0%, of our total loan portfolio. Mobile home lending involves additional risks as a result of higher loan-to-value ratios usually associated with these types of loans. Mobile home lending may also involve higher loan amounts than other types of consumer loans. The most frequent purchasers of mobile homes are retirees and younger, first-time buyers. These borrowers may be deemed to be relatively high credit risks due to various factors, including, among other things, the manner in which they have handled previous credit, the absence or limited extent of their prior credit history or limited financial resources. Mobile home loan customers have historically been more adversely impacted by weak economic conditions, loss of employment and increases in other household costs. Consequently, mobile home loans bear a higher rate of interest, have a higher probability of default and may involve higher delinquency rates and greater servicing costs relative to loans to more creditworthy borrowers. In addition, the values of mobile homes decline over time and higher levels of inventories of repossessed and used mobile homes may affect the values of collateral and result in higher charge-offs and provisions for loan losses.

Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

We offer different types of commercial loans to a variety of small to medium sized businesses. The types of commercial loans offered are business lines of credit, term equipment financing and term real estate loans. Commercial business lending involves risks that are different from those associated with real estate lending. Real estate lending is generally considered to be collateral based lending with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral being viewed as the primary source of repayment in the event of borrower default. Our commercial business loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable, or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use, among other things. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral provided by the borrower.

As of June 30, 2009, our commercial business loans totaled $196.3 million, or 7.4% of our total loan portfolio.

Our commercial and multi-family real estate loans, involve higher principal amounts than other loans and repayment of these loans may be dependent on factors outside our control or the control of our borrowers.

We originate commercial and multi-family real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve higher principal amounts than other types of loans, and repayment is dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions. For example, if the cash flow from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. Commercial and multifamily mortgage loans also expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be sold as easily as residential real estate. In addition, many of our commercial and multifamily real estate loans are not fully amortizing and contain large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.

If we foreclose on a commercial and multi-family real estate loan, our holding period for the collateral typically is longer than for one-to-four family residential mortgage loans because there are fewer potential purchasers of the collateral. Additionally, commercial and multi-family real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, charge-offs on commercial and multi-family real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As of June 30, 2009, our commercial and multi-family real estate loans totaled $342.3 million, or 12.8% of our total loan portfolio.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the credit history of a particular borrower; and

•	changes in economic and industry conditions.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•	our general reserve, based on our historical default and loss experience and certain macroeconomic factors based on management’s expectations of future events; and

•	our specific reserve, based on our evaluation of non-performing loans and their underlying collateral.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations.

If our allowance for loan losses is not adequate, we may be required to make further increases in our provisions for loan losses and to charge-off additional loans, which could adversely affect our results of operations.

For the quarter ended June 30, 2009, we recorded a provision for loan losses of $12.4 million compared to $4.9 million for the quarter ended June 30, 2008, an increase of $7.5 million. We also recorded net loan charge-offs of $9.5 million for the quarter ended June 30, 2009 compared to $1.8 million for the quarter ended June 30, 2008. For the nine months ended June 30, 2009, we recorded a provision for loan losses of $45.6 million compared to $11.7 million for the nine months ended June 30, 2008, an increase of $33.9 million. We also recorded net loan charge-offs of $19.2 million for the nine months ended June 30, 2009 compared to $6.1 million for the nine months ended June 30, 2008. We are experiencing increasing loan delinquencies and credit losses. Generally, our non-performing loans and assets reflect operating difficulties of individual borrowers resulting from weakness in the local economy; however, more recently the deterioration in the general economy has become a significant contributing factor to the increased levels of delinquencies and non-performing loans. Slower sales and excess inventory in the housing market has been the primary cause of the increase in delinquencies and foreclosures for residential construction loans, which represented 9.3% of our non-performing assets at June 30, 2009. In addition, slowing housing sales have been a contributing factor to the increase in non-performing loans as well as the increase in delinquencies. At June 30, 2009, our total non-performing loans increased to $66.3 million, or 2.5% of total loans, compared to $20.6 million, or 0.88% of total loans, at September 30, 2008. If current trends in the housing and real estate markets continue, we expect that we will continue to experience higher than normal delinquencies and credit losses. Moreover, until general economic conditions improve, we will continue to experience significant delinquencies and credit losses. As a result, we will continue to make provision for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

The results of the internal stress test that we have conducted may be incorrect and may not accurately predict the impact on us if the condition of the economy were to continue to deteriorate more than assumed.

Recently, the Federal Reserve Board announced the results of the SCAP, commonly referred to as the “stress test,” of the near-term capital needs of the nineteen largest U.S. bank holding companies. Under the SCAP methodology, financial institutions were required to maintain Tier 1 common equity at or above 4% of risk weighted assets. Although we were not subject to the Federal Reserve review under the SCAP, we conducted our own analysis of First Federal’s capital position as of June 30, 2009, using many of the same methodologies of the SCAP, but applying underlying economic assumptions relating to potential losses that we believed to be more appropriately tailored to reflect the composition of First Federal’s loan portfolio. Therefore, certain of those economic assumptions were more optimistic than the assumptions used by the nineteen largest banks under the SCAP methodology, including lower loss rates based on First Federal’s historic loan loss rates.

Although our internal stress test concluded that based on management’s assumption and estimates, First Federal would be well capitalized at December 31, 2010, the results of our internal stress test may be inaccurate. In addition, while we believe we applied appropriate assumptions in performing the stress test, the assumptions underlying the internal stress test may prove to be incorrect. Moreover, the results of the stress test may not accurately reflect the impact on us if economic conditions are materially different than our assumptions.

We are currently in default on the terms of our $35 million line of credit, of which $28 million was outstanding as of June 30, 2009, and the lender may require us to immediately repay the borrowings under the line, thereby reducing the funds available to us.

We are currently in default on the terms of our $35 million line of credit, of which $28 million was outstanding as of June 30, 2009. The terms of the line of credit require that our consolidated ratio of non-performing assets plus other real estate owned ratio to total gross loans plus other real estate owned, not exceed two percent. At June 30, 2009 this ratio was at 2.89%, and as a result we are in default on the line of credit. Under the terms of the credit facility the lender may call the full amount of the borrowings at anytime due to this default. In addition, while the default is continuing we are unable to make additional borrowings under the line. While we are in the process of renegotiating the existing credit facility and hope to address the term, interest rate, and new threshold for the covenant ratio noted above, we cannot assure you that we will successfully renegotiate the line of credit or be able to secure alternative funding. Although we currently have the resources at the holding company level to repay the line of credit, such a repayment would result in a reduction in the funds available to us to operate our business.

An increase in interest rates or change in the programs offered by governmental sponsored entities may reduce our mortgage revenues, which would negatively impact our non-interest income.

Our mortgage banking operations provide a portion of our non-interest income. We generate mortgage revenues primarily from gains on the sale of single family mortgage loans pursuant to programs currently offered by Fannie Mae and Freddie Mac on a servicing retained basis. These entities account for a substantial portion of the secondary market in residential mortgage loans. Any future changes in our eligibility to participate in such programs, the criteria for loans to be accepted under such programs or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations. Further, in a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage revenues and a corresponding decrease in non-interest income. In addition, our results of operations are affected by the amount of non-interest expenses associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

Hedging against interest rate exposure may adversely affect our earnings.

We employ techniques that limit, or “hedge,” the adverse effects of rising interest rates on our loans held for sale, originated interest rate locks and our mortgage servicing asset. Our hedging activity varies based on the level and volatility of interest rates and other changing market conditions. These techniques may include purchasing or selling futures contracts, purchasing put and call options on securities or securities underlying futures contracts, or entering into other mortgage backed derivatives. There are, however, no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Moreover, hedging activities could result in losses if the event against which we hedge does not occur. Additionally, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	The duration of the hedge may not match the duration of the related liability;

•	The party owing money in the hedging transaction may default on its obligation to pay;

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

•	The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value; and

•	Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

Further economic downturns may adversely affect our investment securities portfolio and profitability.

At June 30, 2009, the cost basis of our available for sale investment portfolio was $534.8 million, including $375.7 million of collateralized mortgage obligations (“CMOs”) and $11.7 million of collateralized debt obligations (“CDOs”) secured by a pool of trust preferred securities issued by various financial institutions. These CMOs are secured by first lien residential jumbo mortgage loans and Alt-A loans geographically dispersed across the United States with a significant amount of the CMOs secured by properties located in California. At June 30, 2009, the fair value of these securities was $539.5 million. Under U.S. generally accepted accounting principles, declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other non-credit related factors is recognized in other comprehensive income. During the nine months ended June 30, 2009, we recognized a $741,000 other-than-temporary impairment (“OTTI”) on one CMO, of which the entire amount was identified as credit related and was recorded as a loss in earnings. These OTTI charges were determined based on anticipated adverse changes to the projected cash flows for each of these securities caused by, among other things constant default rates, severity of losses, geographic property value reductions, projected collateral losses, a change in historical prepayment speeds, and a deterioration in the current level of subordination. During the nine months ended June 30, 2009, we recognized a $2.7 million OTTI charge on CDOs of which the entire amount was identified as credit related. These OTTI charges were determined by, among other things, a constant default rate, prepayments and a projected recovery rate on deferring of securities.

We closely monitor these and our other investment securities for changes in credit risk. The valuation of our investment securities and the determination of any OTTI with respect to such securities is highly complex and involves a comprehensive process, including quantitative modeling and significant judgment. The valuation of our investment securities will also continue to be influenced by external market and other factors, including implementation of Securities and Exchange Commission and Financial Accounting Standards Board guidance on fair value accounting, and default rates of specific CMOs and CDOs, rating agency actions, and the prices at which observable market transactions occur. The current market environment significantly limits our ability to mitigate our exposure to valuation changes in our CMO and CDO securities by selling them. Accordingly, if market conditions do not improve or deteriorate further and we determine our holdings of these or other investment securities have additional OTTI, our future earnings and shareholders’ equity could be materially adversely affected.

If the goodwill we have recorded in connection with acquisitions becomes impaired, our earnings and capital could be adversely impacted.

Accounting standards require that we account for acquisitions using the purchase method of accounting. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of its net assets, the excess is carried on the acquirer’s balance sheet as goodwill. In accordance with generally accepted accounting principles, our goodwill is evaluated for impairment on an annual basis or more frequently if events or circumstances indicate that a potential impairment exists. Such evaluation is based on a variety of factors, including the quoted price of our common stock, market prices of common stock of other banking organizations, common stock trading multiples, discounted cash flows, and data from comparable acquisitions. As of June 30, 2009, our balance sheet reflected $27.9 million of goodwill. If we were required to record a goodwill impairment charge, our results of operations and stock price may be materially adversely affected.

Fluctuating interest rates can adversely affect our profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference (or “spread”) between the interest earned on our interest-earning assets and the interest paid on our interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread, and, in turn, our profitability.

The FDIC has increased deposit insurance premiums to restore and maintain the federal deposit insurance fund, which has increased our costs.

During the second quarter of 2009, the FDIC increased deposit insurance assessment rates generally and imposed a special assessment of five basis points on each insured institution’s total assets less Tier 1 capital. This special assessment was calculated based on the insured institution’s assets at June 30, 2009, and will be collected on September 30, 2009. Based on the assets of First Federal as of June 30, 2009 subject to the FDIC assessment, the special assessment totaled approximately $1.6 million. This special assessment is in addition to the regular quarterly risk-based assessment. The FDIC has announced that an additional special assessment in 2009 of up to five basis points is probable.

The FDIC deposit insurance fund may suffer additional losses in the future due to bank failures. There can be no assurance that there will not be additional significant deposit insurance premium increases in order to restore the insurance fund’s reserve ratio.

Acquisitions may disrupt our business and adversely affect our operating results.

On April 10, 2009, we reached an agreement with the FDIC to acquire assets with a fair value of approximately $413.2 million and assume liabilities with a fair value of approximately $384.3 million from Cape Fear Bank. We also acquired eight branches of Cape Fear Bank in the transaction. The loans acquired in the Cape Fear transaction are subject to a loss sharing arrangement that also requires us to share higher than expected recoveries. We expect to continue to grow by acquiring additional insurance agencies or assets of insurance agencies, other financial institutions, related businesses or branches of other financial institutions that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we may not be able to adequately or profitably manage this growth. In addition, such acquisitions may involve the issuance of stock, which may have a dilutive effect on earnings per share. Acquiring banks, bank branches, businesses, other insurance agencies or assets of insurance agencies involves risks commonly associated with acquisitions, including:

•	Potential exposure to unknown or contingent liabilities of insurance agencies or assets of insurance agencies, financial institutions, businesses or branches we acquire;

•	Exposure to potential asset quality issues of the acquired insurance agencies or assets of insurance agencies, financial institutions, businesses or branches;

•	Difficulty and expense of integrating the operations and personnel of insurance agencies or assets of insurance agencies, financial institutions, businesses or branches we acquire;

•	Potential diversion of our management’s time and attention;

•	The possible loss of key employees and customers of the insurance agencies or assets of insurance agencies, financial institutions, businesses or branches we acquire;

•	Difficulty in estimating the value of the insurance agencies or assets of insurance agencies, financial institutions, businesses or branches to be acquired; and

•	Potential changes in banking, insurance or tax laws or regulations that may affect the insurance agencies, financial institutions or businesses to be acquired.

Continued or worsening credit availability could limit our ability to replace deposits and fund loan demand, which could adversely affect our earnings and capital levels.

Continued or worsening credit availability and the inability to obtain adequate funding to replace deposits and fund continued loan growth may negatively affect asset growth and, consequently, our earnings capability and capital levels. In addition to any deposit growth, maturity of investment securities and loan payments, we rely from time to time on advances from the Federal Home Loan Bank of Atlanta, borrowings from the Federal Reserve Bank of Richmond and certain other wholesale funding sources to fund loans and replace deposits. In the event the economy does not improve or continues to deteriorate, these additional funding sources could be negatively affected which could limit the funds available to us. Our liquidity position could be significantly constrained if we were unable to access funds from the Federal Home Loan Bank of Atlanta, the Federal Reserve Bank of Richmond or other wholesale funding sources.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. With the proceeds of the offering made by this prospectus supplement, we anticipate that our capital resources will satisfy our capital requirements for the foreseeable future. We may at some point need to raise additional capital to support continued growth, both organically and through acquisitions.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we cannot make assurances that we will be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our financial condition and liquidity could be materially and adversely affected.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including rules and policies applicable to participants in the TARP Capital Purchase Program as well as changes that may restrict our ability to foreclose on single-family home loans and offer overdraft protection.

We are subject to extensive regulation, supervision and examination by federal banking authorities. Any change in applicable regulations or laws could have a substantial impact on us and our operations. Additional legislation and regulations that could significantly affect our powers, authority and operations may be enacted or adopted in the future, which could have a material adverse effect on our financial condition and results of operations. The rules and policies applicable to recipients of capital under the TARP Capital Purchase Program have been significantly revised and supplemented since the inception of that program, and continue to evolve. New legislation proposed by Congress may give bankruptcy courts the power to reduce the increasing number of home foreclosures by giving bankruptcy judges the authority to restructure mortgages and reduce a borrower’s payments. Property owners would be allowed to keep their property while working out their debts. Federal and state legislatures may consider other similar bills placing temporary moratoriums on foreclosure sales or otherwise modifying foreclosure procedures to the benefit of borrowers and the detriment of lenders. These laws may restrict our collection efforts on one-to-four family loans. Additional legislation proposed or under consideration in Congress would give current debit and credit card holders the chance to opt out of an overdraft protection program and limit overdraft fees which could result in additional operational costs and a reduction in our non-interest income.

Further, our regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties. In this regard, banking regulators are considering additional regulations governing compensation which may adversely affect our ability to attract and retain employees. Additionally, on June 17, 2009, the U.S. Treasury released a white paper proposing sweeping financial reforms, including the creation of a Consumer Financial Protection Agency with extensive powers. If enacted, the proposals would significantly alter not only how financial firms are regulated but also how they conduct their business. The exercise of regulatory authority generally may have a negative impact, which may be material, on our results of operations and financial condition.

A general decline in economic conditions and volatility or declines in premiums or claims associated with catastrophic events may adversely affect the revenues of our insurance segment.

To the extent our insurance clients become adversely affected by weak economic conditions, they may choose to limit their purchases of insurance coverage, which would inhibit our ability to generate commission revenue. In addition, our insurance segment revenues consist primarily of commissions and fees paid to us out of the premiums that insurers charge our clients for coverage. We have no control over premium rates, and our revenues are subject to change to the extent that premium rates fluctuate or trend in a particular direction. If premium rates decline, the revenues of our insurance segment will be adversely affected. One type of commission paid by insurance carriers to our insurance segment, contingent commission, is based on premium growth and claims experience. In the event of a natural disaster involving a commonly insured peril, e.g. windstorm, the contingent commission typically earned by our insurance segment will be adversely affected.

Decreases in interest rates may adversely affect the value of our servicing asset.

Decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of our servicing asset in spite of our hedging techniques. The servicing asset is the estimated present value of the fees we expect to receive on mortgages we service over their expected term. If prepayments increase above expected levels, the value of the servicing asset decreases because the amount of future fees expected to be received by us decreases. We will be required to recognize this decrease in value by taking a charge against our earnings, which would cause our profits to decrease. We have experienced an increase in prepayments of mortgages at times in the past as interest rates have decreased dramatically, which has impacted the value of our servicing asset.

Risks Relating to the Offering and our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or from the perception that such sales could occur.

Our board of directors is authorized generally to cause us to issue additional common stock, as well as series of preferred stock, without any action on the part of our shareholders except as may be required under the listing requirements of the Nasdaq Stock Market. In addition, the board has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, providing capital to support the growth of our subsidiaries and other strategic opportunities. We may also seek the approval of our regulators to utilize the proceeds of this offering and other cash available to us to repurchase all or a portion of the Series A Preferred Stock and the Warrant we issued to the Treasury pursuant to the TARP Capital Purchase Program. We have not determined if, or when, we will seek the approval of our regulators to repurchase the Series A Preferred Stock and the Warrant, and no assurance can be given that such approval will be granted if requested.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of this offering effectively could have an adverse effect on our business, financial condition and results of operations.

Regulatory and contractual restrictions may limit or prevent us from paying dividends on our common stock.

First Financial is an entity separate and distinct from its subsidiaries and derives substantially all of its revenue in the form of dividends from its subsidiaries. Accordingly, First Financial is and will be dependent upon dividends from its subsidiaries to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its common and preferred stock. The subsidiaries abilities to pay dividends are subject to their ability to earn net income and, in the case of First Federal, to meet certain regulatory requirements. In the event the subsidiaries were unable to pay dividends to First Financial, First Financial may not be able to pay dividends on its common or preferred stock. Also, First Financial’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

The securities purchase agreement between us and the Treasury we entered into in connection with the TARP Capital Purchase Program provides that prior to the earlier of (i) December 5, 2011 and (ii) the date on which all of the shares of the Series A Preferred Stock we issued to the Treasury have been redeemed by us or transferred by the Treasury to third parties, we may not, without the consent of the Treasury, (a) increase the cash dividend on our common stock to more than $0.255 per share or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock (other than the Series A Preferred Stock) or any trust preferred securities then outstanding. We also are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock. These restrictions, together with the potentially dilutive impact of the Warrant we issued to the Treasury described below, could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock at any time outstanding or depositary shares representing such preferred stock then outstanding. Although we have historically declared cash dividends on our common stock, we are not required to do so. On February 2, 2009, we announced our intention to reduce the quarterly dividend on our common stock from $0.255 per share to $0.05 per share, effective for the quarter ending March 31, 2009. In the future we may further reduce or eliminate our common stock dividend. This could adversely affect the market price of our common stock.

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of June 30, 2009, we had outstanding $45.0 million aggregate principal amount of junior subordinated debt securities issued in connection with our sale of trust preferred securities through a statutory business trust. We have also guaranteed these trust preferred securities and entered into an indenture in connection with the debt securities we issued. The indenture, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including our Series A preferred stock and our common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the related guarantee; or (iii) we have deferred payment of interest on the junior subordinated debt securities outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities of each series from time to time for up to five years.

Events of default under the indenture generally consist of our failure to pay interest on the junior subordinated debt securities outstanding under the indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or First Federal.

As a result of these provisions, if we were to elect to defer payments of interest on our junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on the Series A Preferred Stock or our common stock, from redeeming, repurchasing or otherwise acquiring any of our Series A Preferred Stock or our common stock, and from making any payments to holders of our Series A Preferred Stock or our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock or Series A Preferred Stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

Our common stock constitutes equity and is subordinate to our existing and future indebtedness and our Series A Preferred Stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our existing and future indebtedness and to other non-equity claims on First Financial with respect to assets available to satisfy claims on First Financial. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of the holder(s) of our Series A Preferred Stock. The Series A Preferred Stock has an aggregate liquidation preference of $65.0 million. As noted above, the terms of the Series A Preferred Stock prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series A Preferred Stock have been paid.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our common stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries. At June 30, 2009, our subsidiaries’ total deposits and borrowings were approximately $3.3 billion.

Our Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the Warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on our Series A Preferred Stock reduce the net income available to common shareholders and our earnings per common share. The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of First Financial. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the Warrant we issued to the Treasury in conjunction with the sale to the Treasury of the Series A Preferred Stock is exercised. The 483,391 shares of common stock underlying the Warrant represent approximately 4.0% of the shares of our common stock outstanding as of June 30, 2009 (including the shares issuable upon exercise of the Warrant in total shares outstanding). The number of shares underlying the Warrant will be reduced to 241,696 shares if we receive gross proceeds of at least $65.0 million in one or more “qualified equity offerings” completed prior to December 31, 2009. This offering constitutes a qualified equity offering. Although the Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.

If we are unable to redeem our Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem our Series A Preferred Stock prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $3.3 million annually) to 9.0% per annum (approximately $5.9 million annually). Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

Our common stock trading volume may not provide adequate liquidity for investors.

Although shares of our common stock are listed on the NASDAQ Global Select Market, the average daily trading volume in the common stock is less than that of many larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have has no control. Given the daily average trading volume of our common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of our common stock.

Anti-takeover provisions could negatively impact our shareholders.

Provisions in our Certificate of Incorporation and Bylaws, the corporate law of the State of Delaware and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our stockholders, or otherwise adversely affect the market price of our common stock. These provisions include: supermajority voting requirements for certain business combinations with any person who beneficially owns 15% or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our Board of Directors and for proposing matters that stockholders may act on at stockholder meetings, a requirement that only directors may fill a vacancy in our Board of Directors, supermajority voting requirements to remove any of our directors and the other provisions described under “Description of Common Stock and Preferred Stock - Anti-Takeover Effects” in the accompanying prospectus Our Certificate of Incorporation also authorizes our Board of Directors to issue preferred stock, and preferred stock could be issued as a defensive measure in response to a takeover proposal. For further information, see “Description of Common Stock and Preferred Stock—Preferred Stock” in the accompanying prospectus In addition, pursuant OTS regulations, as a general matter, no person or company, acting individually or in concert with others, may acquire more than 10% of our common stock without prior approval from the OTS.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for holders of our common stock to elect directors other than the candidates nominated by our Board of Directors.

Forward-Looking Statements

This Form 8-K includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to various risk factors, including those set forth from time to time in our filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. In this Current Report on Form 8-K we make forward-looking statements about our ability to raise common capital, the amount of capital we intend to raise, our intended use of that capital and the results of our internal stress test analysis, among other things. Specific risks that could cause results to differ from the forward-looking statements are set forth in this Current Report on Form 8-K and other filings with the SEC and include, without limitation, negative reaction to our public offering, unfavorable pricing of the offering and deterioration in the economy or our loan portfolio that could alter our intended use of the capital.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of First Financial Holdings, Inc. dated September 21, 2009.

99.2	Selected slide presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST FINANCIAL HOLDINGS, INC.

DATE: September 21, 2009	By:	/s/ R. Wayne Hall
R. Wayne Hall
Executive Vice President and Chief Financial Officer